Exhibit 3.13

GENERAL CABLE INDUSTRIES, LLC

Operating Agreement

dated as of December 23, 1998

Amendment Rider

1. Article XX of the General Cable Industries, LLC Operating Agreement, dated as of December 23, 1998 (the “Operating Agreement”) is hereby amended by adding new subsections (L) and (M) at the end thereof reading as follows:

“(L) Pledgee’s Rights. Notwithstanding any other provision in this Agreement, and so long as any pledge of any Membership Interest is in effect, no consent of the Member shall be required to permit a pledgee of the Membership Interests in the Company to be substituted for the Member under this Agreement upon the valid exercise of such pledgee’s rights with respect to its collateral. As of November 24, 2003, the Member has pledged its Membership Interest to Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc., as collateral agent (in such capacity, together with its successors, assigns and designated agents, the “Collateral Agent”). Upon the valid exercise of the Collateral Agent’s rights under such pledge, the Collateral Agent, or any purchaser of such Membership Interest from the Collateral Agent, shall be substituted for the Member as a Member under this Agreement, and such substituted Member shall have all rights and powers as a Member under this Agreement. So long as any pledge of any Membership Interest is in effect, this provision shall inure to the benefit of such pledgee and its successors, assigns and designated agents, as an intended third-party beneficiary, and no amendment, modification or waiver of, or consent with respect to this provision shall in any event be effective without the prior written consent of such pledgee.”

“(M) The Company hereby irrevocably elects that all Membership Interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing Membership Interests in the Company shall bear the following legend: “This certificate evidences an interest in General Cable Industries, LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.” This provision shall not be amended and any purported amendment to this provision shall not take effect until all outstanding certificates have been surrendered for cancellation.”

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have duly executed this Amendment Rider as of November 19, 2003.

GENERAL CABLE INDUSTRIES, LLC

By:
Its:

GENERAL CABLE INDUSTRIES, INC.

By:
Its: